As filed with the Securities and Exchange Commission on August 12, 2025

Registration No. 333-252614
Registration No. 333-267658
Registration No. 333-276447

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252614
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-267658
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276447

UNDER

THE SECURITIES ACT OF 1933

GLOBAL CLEAN ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0407858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6451 Rosedale Hwy Bakersfield, California	93308
(Address of Principal Executive Officers)	(Zip Code)

Global Clean Energy Holdings, Inc.

Second Amended and Restated 2020 Equity Incentive Plan

(Full title of the plan)

Noah Verleun

Chief Executive Officer

6451 Rosedale Hwy
Bakersfield, California 93308

(Name and address of agent for service)

(661) 742-4600

(Telephone number, including area code, of agent for service)

with copies to:

Julian Seiguer, P.C.

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is being filed by Global Clean Energy Holdings, Inc., a Delaware corporation (the “Company”), to deregister all securities that remain unsold or otherwise unissued under the Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-8 (No. 333-276447), filed with the SEC on January 10, 2024;

●	Registration Statement on Form S-8 (No. 333-267658), filed with the SEC on September 29, 2022; and

●	Registration Statement on Form S-8 (No. 333-252614), filed with the SEC on February 1, 2021.

As disclosed in the Company’s Current Report on Form 8-K filed on April 18, 2025 with the SEC, on April 16, 2025, the Company and certain of its subsidiaries each filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Texas for relief under chapter 11 of title 11 of the United States Code with a prearranged chapter 11 plan.

As a result of the completion of the determination to delist and deregister the Company’s common stock, par value $0.01 per share, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment all securities that were registered under the Registration Statements but remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on August 12, 2025.

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:	/s/ Noah Verleun
Name:	Noah Verleun
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.

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